EXHIBIT 10-C-2

Description of Long-Term EBIT Bonus Plan

Established Under the Management Incentive Plan

The Company had in effect during 2003, 2004 and 2005 a long-term incentive performance plan established under the Management Incentive Plan which was approved by stockholders at the Company’s April 15, 2004 annual meeting.

The Compensation and Stock Option Committee of the Board of Directors, which is comprised of “independent directors” under the New York Stock Exchange listing standards and “outside directors” as defined in Section 162(m) of the Internal Revenue Code, approved the plan which provides an opportunity for certain of the key executives of the Company and its subsidiaries, including Named Executive Officers to earn qualified performance-based compensation upon the attainment of specified earnings before interest and taxes (“EBIT”) goals established for certain of the Company’s operating groups.

Under the terms of the plan, upon the attainment by any specific operating group of a pre- established EBIT goal during the long-term performance period—fiscal years 2003, 2004 or 2005, certain of the key executives of the Company are awarded a cash bonus equal to a specified percentage of such executive’s total EBIT award, and certain operating company executives are paid their full EBIT award. If each of the Company’s operating groups achieves its EBIT goal in the same fiscal year, 100% of the executive’s total EBIT award would be paid to him or her. Once an operating group attains its EBIT goal and an award is paid to an executive, the EBIT goal has been attained and no other payments are made in subsequent years of the performance period with respect to EBIT attainment by that particular operating unit.